Exhibit 10.3

SEPARATION AGREEMENT

between

Adam M. Aron

and

Starwood Hotels & Resorts Worldwide, Inc.

This Separation Agreement (the “Separation Agreement”) is made and entered into as of the 15th day of December 2015 by and between Adam M. Aron (“Executive”) and Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”).

WHEREAS, Executive and the Company are parties to an agreement, dated June 17, 2015 and effective as of February 14, 2015 (the “Employment Agreement”), which sets forth the terms and conditions of Executive’s employment as Chief Executive Officer on an interim basis; and

WHEREAS, the Company and Executive have agreed upon and desire to confirm the arrangements relating to Executive’s separation from the Company.

NOW THEREFORE, it is hereby agreed, by and between the Company and Executive, for the good and sufficient consideration set forth below, as follows:

1.   SEPARATION.  Executive shall cease to serve as Chief Executive Officer of the Company as of the close of business on December 30, 2015 (the “Separation Date”).  The Company and Executive both hereby agree to waive any and all notice requirements contained in the Employment Agreement.  Effective as of the Separation Date, Executive hereby resigns from all officer and other positions he holds with the Company (including as a member of the Board of Directors of the Company (the “Board”)).

2.   SEPARATION BENEFITS.  Executive shall be entitled to the following payments or benefits:

a.  The Company shall pay Executive for all “Accrued Benefits” including: (A) an amount equal to Executive’s unpaid Base Salary through the Separation Date and any accrued and unused vacation pay through the Separation Date, which shall be paid on the next payroll date following the Separation Date and (B) unreimbursed expenses, which shall be payable in accordance with Company policy (subject to compliance with the Company’s expense reimbursement guidelines).

b.  The Company shall pay Executive an annual incentive bonus for 2015 at the same time as annual bonuses are paid to other senior executives but no later than March 15, 2016, which bonus shall be based on Executive’s target bonus for 2015 ($2,000,000) and shall be calculated based on the Board’s determination of the Company’s achievement of applicable performance metrics for 2015 pursuant to the terms of the Annual Incentive Plan for Certain Executives.

c.  As soon as practicable following the Separation Date, the Company shall grant Executive 70,019 shares of fully vested Company common stock in satisfaction of the Company’s obligations under Section 3.2 of the Employment Agreement.  In addition, all of Executive’s other equity-based awards shall become immediately vested as of the Separation Date.

d.  Executive agrees that the compensation, equity and benefits set forth this Separation Agreement represent the sole compensation, equity or benefits due or to become due to Executive in connection with his separation from the Company.  No further or other payments, compensation, bonuses, vacation pay or benefits are or shall become due or payable at any time by the Company, other than as provided in this Separation Agreement.

e.  Executive’s participation as an active employee, and, if applicable, Executive’s dependent(s)’ coverage, under all employee health benefit plans sponsored by the Company shall end as of the close of business on December 30, 2015.  As required by law, Executive shall receive separate notification from the Company regarding Executive’s and Executive’s dependent(s)’ right to continue participation in any group health care benefit plan sponsored by the Company at Executive’s and/or Executive’s dependent(s)’ own expense under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) subject to any applicable requirements for continuation of coverage as set forth by COBRA.

3.   RETURN OF COMPANY PROPERTY.  Executive shall return any and all Company property that he has in his possession, except for the tablet and laptop computers and cellular telephone provided by the Company (provided that the Company shall have the right to delete all sensitive Company information from such devices prior to the Separation Date).  The Company will maintain your Company e-mail account for up to six months following the Separation Date, but will disable your ability to send or receive e-mails from such account and will make arrangements for Company personnel to forward e-mails from such account to you.

4.   RELEASE REQUIREMENT.  With the exception of the Accrued Benefits, all other payments and benefits due to Executive under this Separation Agreement are subject to and conditioned upon the Executive’s execution of the general release of claims attached hereto as Exhibit A and such release becoming irrevocable within 30 days of the Separation Date; provided, however, that all payments due to Executive under Section 4 during such  period will be paid in 2016 as required by Section 409A of the Internal Revenue Code of 1986, as amended.

5.   RESTRICTIVE COVENANTS.  Following the Separation Date, Executive shall continue to be bound by the restrictive covenants contained in Article 5 of the Employment Agreement pursuant to the terms therein.

6.   INCORPORATION OF OTHER TERMS.  Article 6 and 7 of the Employment Agreement shall be deemed incorporated into this Separation Agreement mutatis mutandi.

IN WITNESS WHEREOF, the Company has caused this Separation Agreement to be signed by its duly authorized officer and Executive has signed this Separation Agreement as of the day and year first written above.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.	ADAM M. ARON

/s/ Jeffrey M. Cava	/s/ Adam M. Aron
SIGNATURE	SIGNATURE

December 16, 2015	12/21/15
DATE	DATE

Jeffrey M. Cava
PRINT NAME

EVP Chief Human Resources Officer
TITLE

EXHIBIT A

GENERAL RELEASE

This General Release (the “Release”) is executed by Adam M. Aron (“Executive”) pursuant to Paragraph 5 of the Separation Agreement between Starwood Hotels & Resorts Worldwide, Inc. dated December 15, 2015 (the “Separation Agreement”).

WHEREAS, Executive’s employment with the Company has terminated;

WHEREAS, the Company and Executive intend that the terms and conditions of the Employment Agreement, Separation Agreement and this Release shall govern all issues relating to Executive’s employment and termination of employment with the Company;

WHEREAS, Executive has been given the opportunity to consider this Release for 21 days;

WHEREAS, the Company hereby advises Executive in writing to consult with an attorney before signing this Release;

WHEREAS, Executive acknowledges that the separation benefits to be provided to Executive under the Separation Agreement are sufficient to support this Release and constitutes consideration to which Executive would not otherwise be entitled;

WHEREAS, Executive understands that the Company regards the representations by Executive in the Employment Agreement, Separation Agreement and this Release as material and that the Company is relying upon such representations in paying amounts to Executive pursuant to the Separation Agreement.

EXECUTIVE THEREFORE AGREES AS FOLLOWS:

1.   Executive’s employment with the Company terminated on December 30, 2015, and Executive has and will receive the payments and benefits set forth in the Separation Agreement in accordance with the terms and subject to the conditions thereof.

2.   Executive, on behalf of himself and anyone claiming through him, hereby agrees, except to the extent such right may not be waived by law, not to sue the Company or any of its divisions, subsidiaries, affiliates or other related entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents, and attorneys or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”).  Executive agrees to and hereby does release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to the time Executive signs this Release, including, without limitation, all matters in any way related to the Employment Agreement, Executive’s employment by the Company or any of its subsidiaries or affiliates, the terms and conditions thereof, any failure to promote Executive and the termination or cessation of Executive’s employment with the Company or any of its subsidiaries or affiliates, and including, without limitation, any and all claims arising under the Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Genetic Information Nondiscrimination Act, the New York State Human Rights Law (Executive Law Art. 15, Sec. 290 et seq.) or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Release shall apply to, or release the Company from, any obligation of the Company arising under and contained in the Separation Agreement, any obligation of the Company arising under and contained in the Employment Agreement (as defined in the Separation Agreement) that is not released or waived in the Separation Agreement, or any vested benefit pursuant to any employee benefit plan of the Company, and this Agreement does not waive rights or claims that arise after the time Executive signs it below.  The consideration offered in the Separation Agreement is accepted by Executive as being in full accord, satisfaction, compromise and settlement of any and all such claims or potential claims, and Executive expressly agrees that he is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of Executive.  Executive agrees that he has no present or future right to employment with the Company or any of the other Released Parties and that he will not apply for or otherwise seek employment with any of them.

The “covenant not to sue” contained in the first sentence above does not prevent or prohibit Executive from filing any administrative complaint or charge against the Released Parties with any federal, state, or local agency, including for instance, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Labor, but Executive understands that by signing this Agreement, he will have no right to recover monetary damages or obtain individual relief of any kind in such proceeding with respect to claims released or waived by this Release.  Similarly, the “covenant not to sue” does not prevent Executive from seeking a judicial determination of the validity of his release of claims under the ADEA.

3.   Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

4.   Executive agrees not to engage in any act or to make any statement (written or oral), directly or indirectly, that is intended, or may reasonably be expected, to harm the reputation, business or operations of the Company, its customers, its employees, officers or directors, except that this Section shall not apply to any statements Executive is required to make by reason of law, regulation, or any judicial or other similar proceeding or order.

The Company shall not authorize any of its employees, officers, directors or agents to make any statement to any person or entity that is intended, or may reasonably be expected, to harm the reputation of Executive, except that this Section shall not apply to any statements made for legitimate business purposes or required to be made by reason of law, regulation, or any judicial or other similar proceeding or order.

5.   ACKNOWLEDGMENT BY EXECUTIVE.  BY EXECUTING THIS RELEASE, EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, THAT HE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE, THAT HE HAS BEEN ADVISED THAT HE HAS 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS RELEASE AND THAT HE INTENDS TO BE LEGALLY BOUND BY IT.  DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF HIS EXECUTION OF THIS RELEASE, EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE OF CLAIMS UNDER THE ADEA BY SERVING WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION IN THE MANNER PROVIDED IN ARTICLE 7.1 OF THE EMPLOYMENT AGREEMENT.  IF EXECUTIVE EXERCISES HIS RIGHTS UNDER THE PRECEDING SENTENCE, HE SHALL NOT BE ENTITLED TO RECEIVE THE AMOUNT PAYABLE TO HIM PURSUANT TO THIS SEPARATION AGREEMENT, OTHER THAN (a) HIS ACCRUED BENEFITS AND (b) $10,000, WHICH EXECUTIVE ACKNOWLEDGES IS ADEQUATE CONSIDERATION TO SUPPORT THE RELEASE OF HIS NON-ADEA CLAIMS.  THIS AGREEMENT WILL BE EFFECTIVE, WITH RESPECT TO ADEA CLAIMS, ON THE EIGHTH DAY AFTER IT IS SIGNED BY EXECUTIVE, AND WITH RESPECT TO OTHER CLAIMS, AT THE TIME IT IS SIGNED BY EXECUTIVE.

6.   The Employment Agreement, Separation Agreement and this Release constitute the entire understanding between the parties.  Executive has not relied on any oral or written statements that are not included in the Employment Agreement, Separation Agreement or this Release.

7.   This Release shall be construed, interpreted and applied in accordance with the internal laws of the State of Connecticut without regard to the principle of conflicts of laws.

8.   In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect, and such provision that is found to be invalid or unenforceable shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

9.   This Release inures to the benefit of the Company and its successors and assigns.

10. In the event of any dispute or controversy arising under this Release, Article 6 of the Employment Agreement shall be applicable.

ADAM M. ARON

/s/ Adam M. Aron
SIGNATURE

12/21/15
DATE